INVESTOR AND MEDIA CONTACT:
Melody Carey
Rx Communications Group, LLC
(917) 322-2571
Mcarey@RxIR.com

PDI Reports 2013 First Quarter Financial Results

Management to Host Conference Call Tomorrow,
May 14, 2013 at 8:30AM ET

Parsippany, N.J., May 13, 2013 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the first quarter ended March 31, 2013. Summary financial and operating highlights include:

•	First quarter 2013 revenue increase of 36% to $42.9 million compared to the same period last year.

•	Operating income of $2.3 million for the first quarter of 2013, a $2.5 million improvement compared to a loss of $0.2 million in the first quarter of 2012.

•	Earnings per share of $0.14 for the first quarter of 2013 compared to a loss of $0.02 per share for the same period in 2012.

•	Adjusted EBITDA (a non-GAAP financial measure) increase of over 300%, to $2.9 million compared to $0.7million in the same period of 2012.

•	Signing of $17 million multi-year sales contract for which PDI will provide a dedicated team to promote a CNS therapeutic product to neurologists and pain specialists.

Condensed Summary Statements of Continuing Operations
($'s in millions, expect per share data)

	1st Quarter Ended
	March 31,*
	2013	2012

Revenue, net	$42.9	$31.7

Gross profit	8.5	7.4

Operating expenses:
Compensation expense	4.2	4.6
Other SG&A	2.1	3.0
Total operating expenses	6.2	7.6

Operating income (loss)	$2.3	$(0.2)

Provision for income tax	0.1	0.1
Income (loss) from continuing operations	$2.2	$(0.3)

Diluted income (loss) per share from continuing operations	$0.14	$(0.02)
*Unaudited

CEO Comments

Commenting on the results, Nancy Lurker, chief executive officer of PDI, Inc., noted, “Revenues from contracts signed in 2012 have begun to positively impact our top line, resulting in revenue for the first quarter of 2013 increasing 36% to $42.9 million compared to the same period last year. Gross profit increased $1.1 million to $8.5 million even though, as anticipated, our gross profit percentages began to trend lower due to increasing competitive pressures. As a result of our ongoing focus on lower costs, operating expenses declined $1.4 million and we are pleased to note that for the first quarter of 2013 we achieved operating income of $2.3 million compared to a loss of $0.2 million for the first quarter last year.”

Ms. Lurker continued, “As we have previously discussed, we entered 2013 with a strong backlog of business under contract. Given the strong first quarter 2013 results and assuming a reasonable level of new business wins and no early termination of existing contracts, we still anticipate revenue for the full year to be approximately 25% higher than 2012. We also still expect gross profit percentages to continue to decline over the course of 2013, resulting in gross profit for the full year to be at or below the level achieved in 2012.

“We previously announced that 2013 would be a year of investment and expansion of our strategic focus. Given the dynamics of our current core businesses, we are committed to continuing to grow our top line, streamline costs and to develop more predictable, higher growth and higher margin businesses. While we will continue to aggressively pursue ongoing cost improvements, we do expect our expenses to increase slightly to support investment in areas aimed at differentiating and further strengthening our core offerings. Strategically, we also will continue to pursue full product commercialization partnering opportunities that leverage our current PDI infrastructure and capabilities through Interpace BioPharma, our specialty biopharmaceutical division. In addition, we plan to launch a new Group DCA product that will connect health care providers, sales representatives and other promotional channels in a new and unique way. We expect to see tangible results in each of these initiatives by the end of 2013.”

First Quarter Business Review

Revenue- For the first quarter of 2013, revenue of $42.9 million was $11.2 million or 36% higher than the first quarter of 2012 driven by increases in the company's Sales Services segment.

•
Sales Services segment revenue for the first quarter of 2013 of $38.2 million was $14.9 million higher than the first quarter of 2012 driven by 2012 multi-year new contract wins being executed in 2013.

•	Marketing Services segment revenue for the first quarter of 2013 of $1.5 million was $1.5 million lower than the first quarter of 2012 due primarily to fewer contract signings by Group DCA.

•
Product Commercialization Services segment revenue for the first quarter of 2013 of $3.2 million was $2.1 million lower than the first quarter of 2012 due to the internalization of selected commercialization activities by our customer as of October 1, 2012.

Gross Profit- For the first quarter of 2013, gross profit of $8.5 million was $1.1 million higher than the first quarter of 2012. The overall gross profit percentage decreased to 20% in 2013 from 23% in 2012.

•
Sales Services segment gross profit for the first quarter of 2013 of $7.3 million was $2.4 million higher than the first quarter of 2012 primarily due to higher revenue. As previously disclosed, the company realized lower margins on new business.

•	Marketing Services segment gross profit for the first quarter of 2013 of $0.4 million was $0.9 million lower than 2012 as certain fixed costs could not be reduced in line with lower revenue.

•
Product Commercialization Services segment gross profit for the first quarter of 2013 of $0.8 million was $0.4 million lower compared to 2012 as a result of lower revenue due to the internalization of commercialization activities by the company's customer.

Total Operating Expenses- Total operating expenses for the first quarter of 2013 of $6.2 million were $1.4 million lower than 2012. The decrease is primarily a result of the company's continuing focus on cost reduction, right-sizing of the businesses and absence of amortization of acquired intangible assets beginning in the first quarter of 2013.

Operating Income- For the first quarter of 2013 operating income was $2.3 million, compared to an operating loss of $0.2 million in the first quarter of 2012. The $2.5 million improvement in 2013 operating income was the result of higher revenue and lower expenses.

Liquidity and Cash Flow- Adjusted EBITDA (a non-GAAP measure defined in the release) for the first quarter of 2013 was $2.9 million compared to $0.7 million in the first quarter of 2012. Cash and cash equivalents at the end of the first quarter were $53.3 million, up $0.6 million from December 31, 2012. Cash and equivalents did not increase in line with Adjusted EBITDA primarily due to a net increase in working capital requirements.

As of March 31, 2013, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results.

In this document, the company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Adjusted EBITDA (Unaudited)
($ in thousands)
	1st Quarter Ended
	March 31,
	2013	2012

Operating income (loss)	$2,253	$(221)
Depreciation and amortization	288	501
Stock compensation	351	429
Adjusted EBITDA	$2,892	$709

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Tuesday, May 14, 2013 to discuss financial and operational results of the first quarter ended March 31, 2013 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 33293275

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through May 18, 2013 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is 33293275. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2012, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012

Revenue, net	$42,923	$31,677
Cost of services	34,450	24,311
Gross profit	8,473	7,366

Compensation expense	4,155	4,582
Other selling, general and administrative expenses	2,065	3,005
Total operating expenses	6,220	7,587
Operating income (loss)	2,253	(221)
Other expense, net	(9)	(1)
Income (loss) from continuing operations before
income tax	2,244	(222)
Provision for income tax	64	81
Income (loss) from continuing operations	2,180	(303)
(Loss) income from discontinued operations, net of tax	(54)	31

Net income (loss)	$2,126	$(272)

Basic income (loss) per share of common stock:
From continuing operations	$0.15	$(0.02)
From discontinued operations	(0.01)	—
Net income (loss) per basic share of common stock	$0.14	$(0.02)

Diluted income (loss) per share of common stock:
From continuing operations	$0.14	$(0.02)
From discontinued operations	—	—
Net income (loss) per diluted share of common stock	$0.14	$(0.02)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,983	14,536
Diluted	15,074	14,536

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended March 31, 2013:
Revenue, net	$38,225	$1,541	$3,157	$42,923
Gross profit	$7,319	$384	$770	$8,473
Gross profit %	19.1%	24.9%	24.4%	19.7%

Three months ended March 31, 2012:
Revenue, net	$23,369	$3,063	$5,245	$31,677
Gross profit	$4,953	$1,235	$1,178	$7,366
Gross profit %	21.2%	40.3%	22.5%	23.3%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)
	March 31,	December 31,
	2013	2012

Cash and cash equivalents	$53,333	$52,783

Total current assets	$76,657	$71,583
Total current liabilities	38,725	36,390
Working capital	$37,932	$35,193

Total assets	$82,797	$78,447
Total liabilities	$44,917	$42,817
Total stockholders' equity	$37,880	$35,630

Selected Cash Flow Data (Unaudited)
($ in thousands)
	March 31,
	2013	2012

Net income (loss)	$2,126	$(272)
Non-cash items:
Depreciation and amortization	288	501
Stock-based compensation	351	429
Other	35	35
Net change in assets and liabilities	(1,578)	(3,043)
Net cash provided by (used in) operations	$1,222	$(2,350)

Change in cash and cash equivalents	$550	$(2,465)